Exhibit 99.2
Dick’s Sporting Goods Increases Fourth Quarter 2007 Outlook, Exceeds Guidance
PITTSBURGH, Jan. 15 /PRNewswire-FirstCall/ — Dick’s Sporting Goods, Inc. (NYSE: DKS) today increased its outlook for Q4 2007.
In light of the uncertain economic environment, Dick’s Sporting Goods is updating its Q4 2007 guidance. Dick’s now expects earnings per diluted share of at least $0.60-$0.61, vs. guidance of approximately $0.59 provided on November 20, 2007.
Dick’s expects to at least meet its comparable store sales guidance provided on November 20, 2007 of an increase of approximately 2.0%, or approximately 2.5% adjusting for the shifted retail calendar, which compares to a 2.0% increase in Q4 2006.
Dick’s anticipates reporting complete Q4 2007 results in the first half of March, 2008, and will provide its outlook for 2008 at that time, in accordance with standard practice.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K/A for the year ended February 3, 2007 as filed with the Securities and Exchange Commission on June 5, 2007. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of November 3, 2007, the Company operated 340 Dick’s Sporting Goods stores in 36 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, a multi-channel golf specialty retailer, with 77 stores in 29 states, ecommerce websites and catalog operations, and Chick’s Sporting Goods, which operates 15 specialty sporting goods stores in Southern California.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, Executive Vice President, Finance, Administration & Chief Financial Officer or Dennis Magulick, Director, Investor Relations
724-273-3400
investors@dcsg.com